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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 27, 2014

Pacific Biosciences of California, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34899	16-1590339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1380 Willow Road

Menlo Park, California 94025

(Address of principal executive offices, including zip code)

(650) 521-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS.

As previously disclosed, on September 23, 2013, Pacific Biosciences of California, Inc. (the “Company”) entered into a Development, Commercialization and License Agreement (the “Agreement”) with F. Hoffman-La Roche Ltd (“Roche”), pursuant to which the Company: (i) agreed to develop diagnostic products for clinical use including sequencing systems and consumables based on the Company’s proprietary Single Molecule, Real-Time (SMRT®) technology; (ii) granted Roche an exclusive right to commercialize, and an exclusive license to sell, the developed diagnostic products for clinical use, the exclusivity of which is contingent on achieving sales minimums to be established in the future and contingent on Roche not selling for clinical use any new sequencing instrument that competes with any diagnostic instrument system developed under the Agreement; and (iii) agreed to manufacture and supply certain products intended for clinical use as the exclusive supplier to Roche.   Pursuant to the Agreement, the Company received from Roche a non-refundable up-front payment of $35 million and is eligible to receive up to an additional $40 million based upon the achievement of development milestones. The Agreement has an initial term of 13 years and provisions allowing Roche 5-year renewals.

On August 27, 2014, the Company achieved a development milestone under the Agreement, entitling the Company to receive from Roche a development milestone payment of $10 million.  The proceeds from the development milestone will be recognized as contractual revenue in the Company’s financial statements for the quarter ending September 30, 2014. The Company may receive up to an additional $30 million based on the achievement of additional development milestones in future periods.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biosciences of California, Inc.

By:	/s/ SUSAN K. BARNES
Susan K. Barnes Executive Vice President and Chief Financial Officer

Date: August 27, 2014